Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated and made effective May 7th, 2025 (the “Effective Date”), by and between ISELY FAMILY LAND TRUST, LLC (“Landlord”) and VITAMIN COTTAGE NATURAL FOOD MARKETS, INC. (“Tenant”).

RECITALS

A.        Pursuant to that certain Lease dated February 29, 2012 (the “Lease”), Landlord leased to Tenant and Tenant leased from Landlord certain real property, and the improvements thereon, located in the City of Northglenn, State of Colorado, all as more particularly described in the Lease (the “Premises”).

B.          The term of the Lease is set to expire February 28, 2027.

C.         Landlord and Tenant desire to extend the term of the Lease, and to otherwise amend certain provisions of the Lease, in accordance with the terms and conditions of this Amendment.

AMENDMENT:

Now therefore, for good and valuable consideration, the receipt and legal sufficiency of which the parties acknowledge, the parties agree as follows:

1.    Defined Terms. Capitalized terms that are not otherwise defined in this Amendment shall have the meanings ascribed to them in the Lease.

2.    Extension of Term. The term of the Lease is hereby extended by ninety-nine (99) months to May 31, 2035 (the “Expiration Date”). For purposes of this Amendment, the “Extended Term” means the portion of the term commencing on June 1, 2025, and expiring on the Expiration Date. The term of the Lease shall end at 11:59 p.m. on the Expiration Date, unless sooner terminated, or further extended, in accordance with the terms of the Lease, as amended hereby.

3.    Options to Extend. Tenant is hereby granted two (2) five (5)-year options to further extend the term of Lease (each option, an “Extension Option”, and each extended term, an “Extension Term”), with the first Extension Term to commence (if at all) immediately upon the expiration of the Extended Term, and the second Extension Term to commence (if at all) immediately upon the expiration of the first Extension Term. Each Extension Term shall be upon the same terms and conditions of the Lease, as amended hereby, except that Monthly Fixed Rent during the Extension Terms shall be as set forth in Section 4 below. Tenant shall provide Landlord written notice of Tenant’s exercise of an Extension Option at least ninety (90) days prior to the expiration of the Extended Term or first Extension Term, as applicable (such notice, an “Extension Notice”). Notwithstanding the foregoing or anything in the Lease to the contrary, should Tenant fail to timely provide an Extension Notice, Landlord will notify Tenant in writing that it has missed the deadline and Tenant shall have ten (10) days after receipt of such notice from Landlord to provide Landlord with an Extension Notice. If Tenant fails to provide such Extension Notice to Landlord within such ten (10)-day period, Tenant’s Extension Option (and any future Extension Option) will be terminated and Tenant will be deemed to have waived its Extension Option. The Extension Options herein provided replace any option to renew or extend the Lease previously granted to Tenant under the Lease; any such previously granted option to renew or extend is hereby null and void. Tenant’s right to exercise any Extension Option is subject to the condition that, on the date that Tenant delivers its Extension Notice, Tenant is not in default under the Lease beyond the expiration of any applicable period of notice and cure.

4.    Monthly Fixed Rent. Fixed Rent for the period commencing on the Effective Date and ending on May 31, 2025, shall remain as set forth in the Lease. Notwithstanding anything in the Lease to the contrary, the monthly Fixed Rent for the Premises during the Extended Term and each Extension Term shall be as follows:

Period	Monthly Installment of Fixed Rent
Extended Term
6/01/25 – 5/31/30	$24,000.00
6/01/30 – 5/31/35	$25,000.00
First Extension Term*
6/01/30 – 5/31/35	$26,000.00
Second Extension Term*
6/01/30 – 5/31/35	$27,000.00

* if exercised by Tenant

5.    Premises Responsibility. The Premises is defined as set forth in the Lease. As of the Effective Date, the Premises includes, among other improvements, a Natural Grocers grocery store having a common address of 11465 Washington St, Northglenn, CO 80233, and a drive-through establishment having a common address of 11461 Washington St, Northglenn, CO 80233 (the “Drive-Through Property”). With Landlord’s consent, Tenant subleases the Drive-Through Property to a third party. Landlord and Tenant acknowledge and agree that, as between Landlord and Tenant, Tenant is responsible for maintaining the Drive-Through Property and paying taxes thereon, as set forth in the Lease, such Drive-Through Property being a part of the Premises.

6.    Ratification. Except as expressly amended by this Amendment, all of the terms and conditions of the Lease remain unmodified and continue in full force and effect. The Lease, as hereby amended, is hereby ratified and affirmed in all respects. If anything contained in this Amendment conflicts with any terms of the Lease, the terms of this Amendment shall prevail.

7.    Successors and Amendment; Counterparts. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be executed in counterparts, each of which shall constitute an original, but which, taken together, shall be one original agreement. Any counterpart of this Amendment may be executed and delivered by electronic transmission (including, without limitation, e-mail or by portable document format (pdf)) and shall have the same force and effect as an original.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK. SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD: ISELY FAMILY LAND TRUST, LLC

By:	/s/ Zephyr Isely
Name: Zephyr Isely Title: Manager

TENANT: VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

By:	/s/ Kemper Isely
Name: Kemper Isely Title: Co-President

3